Exhibit (p)(20)

Trellus Management Company, LLC

Code of Ethics

September 28, 2010

A.	General Background

Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisors Act”) requires registered investment advisers to adopt a code of ethics to: (i) set forth standards of conduct expected of advisory personnel (including compliance with federal securities laws); (ii) safeguard material non-public information about client transactions; and (iii) require “access persons” to report their personal securities transactions. In addition, the activities of an investment adviser and its personnel must comply with the broad antifraud provisions of Section 206 of the Advisers Act, and personal securities transactions must generally be reported under Rule 204-2 under the Advisers Act. Rule 204-2 requires that each registered investment adviser keep a record of every transaction in a security in which the adviser or any advisory representative (as defined in the Rule) of the adviser has, or by reason of the transaction acquires, any direct or indirect beneficial ownership, except under certain circumstances.

B.	Code of Ethics

Trellus’ Code of Ethics consists of a Personal Investment Policy, Insider Trading Policy, Policy on Outside Affiliations, Policy on Self-Dealing, Policy on Confidentiality and Gifts Policy. It also consists of other portions of Trellus’ Policy Statement to the extent it embodies standards of conduct expected of employees. Moreover, all employees must comply with applicable federal securities laws. The Code of Ethics is predicated on the principle that Trellus owes a fiduciary duty to its clients. Accordingly, Trellus’ employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of clients. At all times, Trellus and its employees must:

•	Place client interests first – As a fiduciary, Trellus must serve in its clients’ best interests and may not benefit at the expense of advisory clients.

•	Be in full compliance with Trellus’ Code of Ethics – Employees must review and abide by Trellus’ Code of Ethics and its constituent policies.

Any violations of the Code of Ethics shall be subject to the imposition of sanctions, including but not limited to, suspension or termination of employment, a letter of censure, disgorgement and/or restitution of an amount equal to the difference between the price paid or received by any client and the more advantageous price paid or received by the employee for the securities.

Trellus’ Chief Compliance Officer, Tony Miller, shall be responsible for the implementation of this Code of Ethics and all record-keeping functions mandated hereunder, including the review of all initial and annual holding reports as well as the quarterly transactions reports described below. The Chief Compliance Officer may delegate this function to other personnel under his supervision, and shall promptly report to the Executive Committee of Trellus all violations of, or deviations from, this Code of Ethics. Any questions with respect to Trellus’ Code of Ethics should be directed to the Chief Compliance Officer, or in his absence, Adam Usdan or John Alderman.

C.	Personal Investment Policy

Trellus has adopted a Personal Investment Policy relating to personal securities transactions that, combined with the other provisions of the Code of Ethics, is intended to satisfy the applicable requirements of Rule 204A-1, Section 206 and Rule 204-2 under the Advisers Act.

While Trellus does not want to prohibit personal trading, Trellus does want to be aware of it. The overriding principle is that Trellus’ investors must not be disadvantaged. Thus, front running, trading on inside information, etc., is expressly prohibited.

Each employee must conduct their personal securities trading in a manner consistent with their fiduciary duty to Trellus’ clients and all applicable securities laws and regulations. Each employee specifically agrees not to purchase or sell for their own account any security owned or to be purchased/sold for Trellus until all purchases or sales thereof for Trellus have been completed, except as noted below.

The procedure for personal trades is as follows:

1.	Pre-Clearance Policy

•	All trades must be pre-approved in writing or via email by Adam Usdan or John Alderman, and then by Tony Miller.

•	Adam Usdan trades get approved by Tony Miller.

•	John Alderman trades get approved by Adam Usdan.

•	Tony Miller trades get approved by Adam Usdan.

•	As a general rule, if Trellus is active in a security, then a personal trade in that security will not be allowed on that day.

a)	An exception can be made for “de minimis” trades of 1,000 shares or less in a liquid security, but the trade must still be pre-approved.

•	Short-term trading (holding periods of 30 days or less) is discouraged, but we understand it may happen, especially with regard to trades in index options and ETFs.

•

Buying or selling mutual funds, index options, ETFs, money markets, or U.S. governments, is not subject to pre-approval, or the limitation on same-day trading. However, buying or selling the S 1 mutual fund (where Trellus acts as a sub-advisor) is subject to pre-approval.

•	Participation in New Issues is prohibited.

•	Private investments are also covered by these pre-clearance and disclosure rules.

2.	Securities Holdings Reports

Each employee must submit to the Chief Compliance Officer a Securities Holdings Report (in the form attached hereto as Appendix I): (i) no later than ten (10) days after he/she becomes an employee of the company and (ii) annually thereafter by March 31st of each year. The Securities Holdings Report must set forth in sufficient detail the information requested with respect to each security in which the employee has any direct or indirect beneficial ownership. The information included on the initial Securities Holdings Report must be current as of a date no more than forty-five (45) days prior to the date he/she became an employee of the company. The information included on each annual Securities Holdings Report must be current as of a date no more than forty-five (45) days prior to the date the report was submitted.

A copy of your brokerage account statement(s) showing all holdings is sufficient in lieu of the Securities Holdings Report.

3.	Quarterly Securities Transaction Reports

Each employee must submit to the Chief Compliance Officer a quarterly securities transaction report no later than thirty (30) days after the end of each calendar quarter. The quarterly securities transaction report must set forth in sufficient detail the information requested with respect to each transaction in securities made during the relevant quarter in which the employee had or acquired any direct or indirect beneficial ownership.

In lieu of the quarterly securities transaction report, the Chief Compliance Officer may receive duplicate copies of all securities trading confirmations and account statements directly from the employee’s broker. Each employee should instruct his/her broker to send the confirmation(s) and statement(s) to the attention of the Chief Compliance Officer. Trellus also needs details/statements, and regular quarterly updates on all private investments, such as hedge funds, real estate for investment purposes, partnerships, etc.

Trellus takes personal trading very seriously, so please act accordingly. These rules also apply to related accounts that an employee has control over, such as a spouse, children, trusts, etc. Accounts of other relatives, such as parents, siblings, etc. are only subject to these rules if an employee exercises control.

Common sense is the key – employees should not do anything in their personal accounts that could somehow be construed as detrimental or not in the best interests of Trellus’ investors.

D.	Insider Trading Policy

1.	Overview

Section 204A of the Advisers Act requires every investment adviser to establish, maintain and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of material, non-public information by such investment adviser or any person associated with such investment adviser. In accordance with Section 204A, Trellus has instituted the following procedures to prevent the misuse of non-public information.

Although “insider trading” is not defined in securities laws, it is generally described as trading either personally or on behalf of others on the basis of material non-public information or communicating material non-public information to others in violation of the law. In the past, securities laws have been interpreted to prohibit the following activities:

•	Trading by an insider while in possession of material non-public information; or

•	Trading by a non-insider while in possession of material non-public information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or

•	Communicating material non-public information to others in breach of a fiduciary duty.

2.	Whom Does the Policy Cover?

This policy covers all of Trellus’ employees, both full time and part time (“covered persons”), as well as any transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the covered person is an officer, director or 10% or greater stockholder and a partnership of which the covered person is a partner unless the covered person has no direct or indirect control over the partnership.

3.	What Information is Material?

Individuals may not be held liable for trading on non-public information unless the information is material. “Material information” is generally defined as information for which there is a substantial likelihood that an investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Advance knowledge of the following types of information is generally regarded as “material”:

•	Dividend or earnings announcements

•	Write-downs or write-offs of assets

•	Additions to reserves for bad debts or contingent liabilities

•	Expansion or curtailment of company or major division operations

•	Merger, acquisition, disposition, or joint venture announcements

•	New product/service announcements

•	Discovery or research developments

•	Criminal, civil and government investigations and indictments

•	Pending labor disputes

•	Debt service or liquidity problems

•	Bankruptcy or insolvency problems

•	Tender offers, stock repurchase plans or other proposed capital share transactions

•	Recapitalization

•	Change in senior management

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of material non-public information applies to all types of securities, including equity, debt, commercial paper, government securities and options.

Material information does not have to relate to a company’s business. For example, material information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material.

4.	What Information is Non-Public?

In order for issues concerning insider trading to arise, information must not only be material, but also non-public. “Non-public” information generally means information that has not been available to the investing public.

Once material, non-public information has been effectively distributed to the investing public, it is no longer classified as material, non-public information. However, the distribution of non-public information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, there must be adequate time for the public to receive and digest the information. Every situation must be evaluated on a case-by-case basis to see if an adequate amount of time has passed. Employees must consult with the Chief Compliance Officer to make this determination. Lastly, non-public information does not change to public information solely by selective dissemination.

Trellus’ employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving material, non-public information. Whether the “tip” made to the employee makes him/her a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure.

The “benefit” is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information. Employees may also become insiders or tippees if they obtain material, non-public information by happenstance, at social gatherings, by overhearing conversations, etc.

5.	Penalties for Trading on Insider Information

Severe penalties exist for firms and individuals that engage in the act of insider trading, including civil injunctions, treble damages, disgorgement of profits and jail sentences. Further, fines for individuals and firms found guilty of insider trading may be levied in amounts up to three times the profit gained or loss avoided, and up to the greater of $1,000,000 or three times the profit gained or loss avoided, respectively.

6.	Procedures to follow if an employee believes that he or she possesses material, non-public information

If an employee has questions regarding the possession of material, non-public information, he/she must inform the Chief Compliance Officer as soon as possible. From this point, the employee and the Chief Compliance Officer will conduct research and consult with counsel to determine whether any trading restrictions are applicable.

Given the severe penalties imposed on individuals and firms engaging in insider trading, employees:

•	shall not trade the securities of any company in which they are deemed insiders who may possess material, non-public information about the company.

•	shall not disclose any potentially material, non-public information to colleagues, except as specifically required by their position.

•	shall immediately report the potential receipt of non-public information to the Chief Compliance Officer.

E.	Policy on Outside Affiliations

1.	Outside Employment or Service

All employees are required to obtain the approval of the President or Chief Compliance Officer of Trellus before accepting a position as an employee, partner, consultant, director or trustee of any other company or charitable organization. Self-employment activities also require approval. Requests for approval should be directed through the Chief Compliance Officer or the President. Such positions will not be approved if it is considered to be in competition with the efforts of Trellus, would subject Trellus to criticism, will encroach on the standard firm work day, interfere with regular duties or necessitate long hours which may affect working effectiveness.

Every employee is expected to devote his full time and attention to the business of Trellus. Because employment is on a full-time basis, Trellus is entitled to assume that the employee’s primary professional attention is devoted to the interests of Trellus and not to other enterprises, whether for profit or charitable, except in ways and at times that do not conflict with the reasonable business needs of the firm.

2.	Competitive Activities

Employees are not permitted to compete with Trellus, in the purchase or sale of securities or in any other manner which would result in the loss to Trellus of any business opportunity or advantage. In furtherance of this policy, an employee should not, for his own account or that of his family, engage in any transaction with any business or individual with whom the employee knows Trellus has negotiated or contemplates negotiating any business transaction. This does not prohibit, of course, any normal business transaction entered into with any business or individual on normal commercial terms otherwise offered to the public generally, and which does not depend on, or relate to, Trellus’ relationship with that business or individual.

3.	Political and Charitable Contributions, and Public Positions

Political contributions by corporations are regulated by state and federal laws. In general, federal law prohibits any contribution by Trellus, to any party, candidate or committee in connection with any federal election. In other cases, such contributions may be prohibited, or limited in amount, and often must be reported to various public authorities.

The Pay-to-Play Rule defines “contributions” broadly to include gifts, loans, the payment of debts, and the provision of any other thing of value. Rule 206(4)-5 also includes a provision that prohibits any indirect action that would be prohibited if the same action was done directly.

a)	Restrictions on the Receipt of Advisory Fees

The Pay-to-Play Rule prohibits the receipt of compensation from a government entity for advisory services for two years following a contribution to any official of that government entity. This prohibition also applies to “covered associates” of the adviser.

A “covered associate” of an adviser is defined to include:

•	Any general partner, managing member or executive officer, or other individual with a similar status or function;

•	Any employee that solicits a government entity for the adviser, as well as any direct or indirect supervisor of that employee; and

•	Any political action committee controlled by the adviser or by any person that meets the definition of a “covered associate.”

However, there is an exception available for contributions from natural persons of $150 per election, or $350 per election if the contributor is eligible to vote in the election.

The restrictions on contributions and payments imposed by Rule 206(4)-5 can apply to the activities of individuals for the two years before they became “covered associates” of an investment adviser. However, for covered associates who are not involved in soliciting clients or investors, the look-back period is six months instead of two years.

b)	Restrictions on Payments for the Solicitation of Clients or Investors

The Pay-to-Play Rule prohibits the compensation of any person to solicit a government entity unless the solicitor is an officer or employee of the adviser, or unless the recipient of the compensation (i.e., solicitation fee) is another registered investment adviser or a registered broker/dealer. However, a registered investment adviser will fall outside of the definition of a “regulated person,” and will be ineligible to receive compensation for soliciting government entities, if the adviser or its covered associates made, coordinated, or solicited contributions or payments to the government entity during the prior two years.

c)	Restrictions on the Coordination or Solicitation of Contributions

The Pay-to-Play Rule prohibits an adviser and its covered associates from coordinating or soliciting any contribution or payment to an official of the government entity, or a related local or state political party.

d)	Applicability of Rule 206(4)-5 to Different Types of Advisory Products and Services Being Offered

The Pay-to-Play Rule applies equally to current and prospective clients of an adviser seeking to receive investment advisory services directly from the adviser via a separately-managed account, as well as to current and prospective investors in a pooled investment vehicle that is managed by the adviser and that is exempt from registration pursuant to sections 3(c)(1), 3(c)(7), or 3(c)(11) of the IC Act.

e)	Political Contributions

Political contributions by Trellus or Employees to politically connected individuals or entities with the intention of influencing such individuals or entities for business purposes are strictly prohibited.

If an Employee or any affiliated entity is considering making a political contribution to any state or local government entity, official, candidate, political party, or political action committee, the potential contributor must seek pre-clearance from the CCO using the attached Political Contribution Pre-clearance form (Appendix III). The CCO will consider whether the proposed contribution is consistent with restrictions imposed by Rule 206(4)-5, and will retain the request forms.

The CCO will meet with any individuals who are expected to become “covered associates” to discuss their past political contributions. The review will address the prior six months for potential covered associates who will have no involvement in the solicitation of clients or investors; contributions for all other potential covered associates will be reviewed for the past two years.

Employees may make contributions to national political candidates, parties, or action committees without seeking pre-clearance. However, Employees must use good judgment in connection with all contributions and should consult with the CCO if there is any actual or apparent question about the propriety of a potential contribution.

Any political contribution by Trellus, rather than its Employees must be precleared by the CCO, irrespective of the proposed amount or recipient of the contribution.

f)	Charitable Donations

Donations by Trellus or Employees to charities with the intention of influencing such charities to become Clients are strictly prohibited. Notify the CCO if you perceive an actual or apparent conflict of interest in connection with any charitable contribution.

g)	Public Office

Employees must obtain written pre-approval from the CCO prior to running for any public office. Employees may not hold a public office if it presents any actual or apparent conflict of interest with Trellus’ business activities.

F.	Policy on Self-Dealing

An employee should not represent Trellus in any transaction in which he/she, a family member or a person with whom he/she has a business or confidential relationship has a direct or indirect interest either in the transaction or otherwise with a person involved in the transaction, or from which the employee, his/her family or business associates may benefit without first disclosing that interest to Trellus. This would include his/her selection of agents to act on behalf of Trellus where he/she is engaged in a separate transaction or relationship with that agent or someone affiliated with that agent. Disclosure of all such relationships allows Trellus to make a reasoned determination as to whether an employee will be able to impartially represent Trellus in that transaction.

An employee’s position with Trellus may not be used to influence public officials or others, including vendors to Trellus for personal benefit; nor may employment with Trellus be used as leverage to gain favors from clients, vendors or any person who has or seeks a business relationship with Trellus.

G.	Policy on Confidentiality

In the course of an employee’s duties with Trellus, many employees have access to confidential information about Trellus’ business, such as portfolio positions and exposures, assets under management, performance, names of clients and potential investors, etc. All work-related items including, but not limited to portfolios, positions, models, spreadsheets, trading records, research files and notes, client lists, prospect lists, etc. are the property of Trellus. If an individual should leave the employ of Trellus, work-related items may not be taken with her/him.

All information about Trellus and its clients and potential investors is confidential and is not to be disclosed to anyone outside the firm. Please refer all such inquiries to Tony Miller, John Alderman or Adam Usdan. Client information should only be provided to the client itself or its authorized representatives, such as accountants, consultants, etc.

Employees have friends in the business and some people “talk” about their funds or may ask employees about Trellus. Trellus strongly believes in not talking about its performance, asset size, positions, etc.

Finally, employees may receive inquiries from the press about Trellus. To ensure that these inquiries are properly handled, employees should refer any press inquiries to Tony Miller, John Alderman or Adam Usdan. Trellus’ basic posture is “no comment”. Trellus does not want to see its name in the paper.

H.	Gift Policy

1.	Philosophy

Trellus is very careful to eliminate any potential conflict of interest that could create even a perception that an employee would make a decision that affects the firm or a client on the basis of personal gain. While the firm recognizes that various parties will offer gifts to individuals as a gesture of goodwill, the firm asks employees not to accept any personal gifts from vendors or business associates without reimbursement.

2.	Guidelines

Employees may not offer or accept, directly or indirectly, any gift, entertainment or reimbursement of expenses of more than nominal value or that exceeds customary courtesies, nor may employees offer or accept, directly or indirectly, payment, loans, services (other than in normal business transactions on standard commercial terms offered to the public generally), employment or other benefits from any person who furnishes or seeks to furnish material, equipment, supplies, or services to Trellus through an employee.

Principals of Trellus may incur reasonable expenses within firm guidelines for entertaining clients or prospective clients of Trellus. Gifts to clients must be approved in advance.

Without limiting the generality of the foregoing, no employee in a position to direct the allocation of brokerage commissions for client accounts shall accept any gift (e.g., sports event or theater tickets) or any other item of value as an inducement to, or in payment for, the direction of brokerage. All questions with respect to Trellus’ legal and ethical obligations with respect to the direction of brokerage should be discussed with the Chief Compliance Officer and, where appropriate, with Trellus’ counsel.

I.	Recordkeeping Requirements

(A) A copy of each code of ethics that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place;

(B) A record of any violation of the code of ethics, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

(C) A copy of each personal trading report made by an Access Person must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

(D) A record of all persons, currently or within the past five years, who are or were required to make personal trading reports, or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place; and

(E) A copy of each (at least annual) report made to a mutual fund board of directors as to the reasonableness of the Code’s design and issues identified under the Code during the relevant period must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

(F) A Fund or investment adviser must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of securities in an Initial Public Offering or in a Limited Offering for at least five years after the end of the fiscal year in which the approval is granted. Trellus employees are prohibited from participating in these types of securities.

J.	Dissemination and Amendment

This Code of Ethics shall be distributed to each new employee, officer and principal of Trellus upon commencement of his or her employment or other relationship with Trellus and may otherwise be distributed by Trellus at least annually. Trellus reserves the right to amend, alter or terminate this Code of Ethics at any time for any reason.

This Code of Ethics is in addition to, and does not supercede, other policies of Trellus that may cover additional and/or similar matters, including the Policy Statement.

The most current version of this Code of Ethics can be obtained from the Chief Compliance Officer.

Employees, officers and directors are required to read and sign the Code of Ethics Acknowledgement Form (attached as Appendix II), thereby acknowledging that they have received and understand the contents of the Code of Ethics.

This Code of Ethics is a statement of certain fundamental principles, policies and procedures that govern Trellus’ employees, officers and principals in the conduct of Trellus’ business. This Code of Ethics does not create or amend any employment contract between Trellus and any of its employees, officers or principals, nor does it alter Trellus’ U. S. at-will employment policy.

Appendix I

TRELLUS MANAGEMENT COMPANY, LLC

Securities Holdings Report

As required by Rule 204A-1 under the

Investment Advisers Act of 1940

Return completed report to: Tony Miller

INSTRUCTIONS: You must submit this report: (1) No later than 10 days after you become an employee of Trellus Management Company, LLC. Information contained in this report must be current as of a date no more than 45 days prior to the date you become an employee; (2) At least once each 12-month period after you become an employee. Information contained in this report must be current as of a date no more than 45 days prior to the date you submit this report.

Exchange Ticker Symbol or CUSIP	Number of Shares	Title and Type of Security*	Principal Amount	Broker, Dealer or Bank Where Held

(Use the blank space on the next page if more space is needed)

*

A copy of your brokerage account statement(s) showing all holdings is sufficient in lieu of this report. You do NOT need to report holding of the following types of securities: U.S. Government securities; bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and shares issued by money market funds or other mutual funds. However, positions in the S1 mutual fund (where Trellus acts as a sub-advisor) must be reported. You do NOT need to report any securities held in accounts over which you have no direct or indirect influence or control.

I certify that the above represents a complete and accurate description of my securities holdings required to be reported by the Code of Ethics of Trellus Management Company, LLC.

Name (Print):

Title:

Department:

Signature:

Date Submitted:

Information Is Current As Of:

Date

Appendix II

CODE OF ETHICS ACKNOWLEDGEMENT

I, the undersigned, hereby acknowledge receipt of the Code of Ethics of Trellus Management Co., LLC (the “Code”). I have read and understand the Code, having had the opportunity to ask any and all necessary questions of the Code of Ethics Compliance Officer in relation to such Code. Having Acknowledged receipt and comprehension of the Code, I will act in accordance with the policies set forth in the Code and certify that my answers to the questions below are true and accurate. (Please answer the questions below with respect to the period beginning January 1, 2010 and ending on the date hereof by placing an “x” in the appropriate box)

	Yes	No

1) Did you or an immediate family member living in your household directly or indirectly contribute over $150 to any politician, political party or political campaign? If yes, please attach a list of such contributions and indicate whether you are eligible to vote for this person.

2) Did you or an immediate family member living in your household open any new brokerage accounts? If yes, please attach a list.

3) Did you or an immediate family member living in your household trade any securities other than U.S. registered mutual funds, ETFs and index options?

4) To the best of your knowledge, did you or an immediate family member living in your household (or other close relation such as a sibling, grandparent, grandchild, cousin, in-law, girlfriend, boyfriend, etc.) receive any material non-public information about a public company, exchange-traded instrument or any commodity?

5) Did you or an immediate family member living in your household invest or maintain an interest in a hedge fund or other private placement (other than Trellus funds)? If yes, please attach a list of such investments and comment on any non-standard terms you were offered or requested.

6) Did you or an immediate family member living in your household give a gift to or do personal business with any person or company that does business with Trellus or our client funds? If yes, please attach a list. (You can exclude as business arrangements your or your family’s credit card and other personal credit arrangements, assuming they are on standard terms.)

7) Did you or an immediate family member living in your household accept a gift or entertainment, including meals, from an individual or firm that does business with or is seeking to do business with Trellus or our client funds? If yes, please attach a list.

8) Did you or an immediate family member living in your household do business with or give a gift to a union official? If yes, please attach a list.

9) Did you or an immediate family member living in your household do business with or give a gift to a foreign government official? If yes, please attach a list.

10) Were you or an immediate family member living in your household on the board of or employed by a public company? If yes, please attach a description.

11) Do you serve as an officer or director of any entity other than Trellus or its affiliates, whether for profit or non-profit? If yes, please attach a list of such positions and indicate whether you receive any compensation for this position?

12) Were you or an immediate family member living in your household (or other close relation such as a sibling, grandparent, grandchild, cousin, in-law, girlfriend, boyfriend, etc.) on the board or employed by a company or firm that does business with Trellus or our client funds? If yes, please attach a list

Employee (Print Name)	Employee Signature	Date

Appendix III

Political Contribution Pre-Clearance Form

All contributions must comply with applicable federal, state and local laws, rules and regulations.

Employee Name:

Employee Title:

Name of person or entity making the contribution (if other than Employee): ________________________

Proposed recipient’s name: ___________________________

Proposed recipient’s title: ____________________________

List the office or position for which the recipient is running: __________________________

If the recipient currently holds a government office or position, list that office or position: ________________________

Proposed contribution amount (dollar value): _____________________________

If previous contributions have been made to the same candidate in the same election, list the aggregate amount of all previous contributions: ____________________________

Are you eligible to vote for the candidate? Yes / No If no, explain: ______________________

By signing below, I am attesting to the fact that I have not and will not, solicit contributions from others, or coordinate contributions to elected officials, current candidates, or political parties where Trellus is providing or seeking government business. ____________________________________

Date of contribution:	Signature:

*******************************************************************************************************

Approved Date:	Not Approved	Reviewed by:

Notes: _____________________________________________________________________________________________________

__________________________________________________________________________________________________________